MERCHANDISING LICENSE AGREEMENT

AGREEMENT NO. ____________________

DATE: May 10, 2006

LICENSOR: MGA ENTERTAINMENT, INC. ("Licensor")
16380 Roscoe Boulevard
Van Nuys, CA 91406

LICENSEE: THE SINGING MACHINE CO., INC. ("Licensee")
6601 Lyons Road #~~?~~ #A7 (SMC)
Coconut Creek, FL 33073

Telephone: 954.596.1000
Fax: 954.596.2000
Contact: Alicia Haskamp
Email: aliciahaskamp@singingmachine-hk.com

SCHEDULE

1. **"PROPRIETARY SUBJECT MATTER"**: The "Proprietary Subject Matter" consists of artwork and other distinctive creative elements derived from the property entitled "Bratz", including the name "Bratzpack" and the characters and names "Cloe," "Sasha," "Jade," "Yasmin," "Meygan" and "Dana" (the "Property"), including the trademarks and other proprietary marks related thereto.

2. **"LICENSED ARTICLES"**: Licensed Articles shall include the following:

Licensed Articles:	# of Designs
SMB-541 37-key multi-functional electronic keyboard *special top cabinet tooling	1
SMB-543 49-key multi-functional electronic keyboard *special top cabinet tooling	1
SMB-545 5-drum pads electronic drum *unique tooled look, not label-slapped	1
SMB-552 wired microphone with speakers *not to be sold for an SRP less than $14.99 and not in the toy aisle	1
SMB-553 wireless uni-directional dynamic VHF wireless headset microphone *not to be sold for an SRP less than $14.99 and not in the toy aisle	1
SMB-555 & SMB-556 Portable Sing-Along cassette karaoke	2
SMB-559 SMB-560 Portable Sing-Along karaoke system	2
SMB-561, SMB-562 Top load CD+Graphics karaoke system	2
SMB-563 Portable Front load CD+Graphics karaoke system	1
SMB-564 Top load CD+Graphics karaoke system with lighting IC	1
SMB-566 Top load CD+Graphics karaoke system w/5" b/w monitor	1
SMB-567 Front load CD+Graphics karaoke system w/5" b/w monitor w/FM	1
SMB-568 Portable CD+Graphics & DVD karaoke system w/7" TFT	1

SMC

3. **"LICENSED TERRITORY"**: USA, Canada, Australia, United Kingdom, Spain, France, Italy, Mexico, Denmark, Sweden, Norway, and Finland ("Licensed Territory"). If Licensee markets, promotes, sells or offers for sale, directly or indirectly, any of the Licensed Articles outside of the Licensed Territory, Licensor may, in its sole and absolute discretion, immediately terminate this Agreement.

4. **"DISTRIBUTION CHANNELS"**: The Distribution Channels or markets in which Licensee is authorized to sell and/or distribute the Licensed Articles are as follows: airport stores, department stores, duty free locations, mass market stores, mid-tier department stores, specialty stores (including electronic), supermarkets and food stores, toy stores, wholesale clubs (e.g., Costco, B.J.'s, Sam's Club), mail order catalogs (limited to JC Penney), dollar stores (only upon prior written approval from Licensor), and mass market stores limited to those listed in the attached Exhibit A. Licensee shall not display Licensed Articles or offer them for sale by means of any Internet website, except as permitted in writing by Licensor and in conformity with Licensor's Internet privacy and content policies. Licensee shall not register any domain name incorporating in whole or in part the name of the Property, the names of any characters or phrases associated with the Property.

5. **"TERM"**: The Term begins May 10, 2006 and ends December 31, 2008 ("Term"), unless sooner terminated as provided in the Standard Terms & Conditions attached hereto.

6. **RIGHTS GRANTED**: In consideration of the payments set forth below, and of and subject to the covenants, undertakings and agreements by Licensee in this Agreement, Licensor hereby grants to Licensee the non-exclusive right to use the Property only in connection with the Licensed Articles, in the Distribution Channels throughout the Licensed Territory for the Term.

7. **PAYMENTS**:

   (a) "Advance": Licensee shall pay Licensor a non-refundable Advance, in the amount of one hundred fifty thousand dollars (USD$150,000.00) payable upon signature of this Agreement by Licensee.

   (b) "Royalty": The Royalty is 10% of 100% of Licensee's Net Sales. Allowances, markdowns and returns shall not exceed five percent (5%) of Licensee's cumulative gross sales of the Licensed Articles shipped; customary trade discounts actually granted by Licensee shall not exceed ten percent (10%) of the gross sales of Licensed Articles shipped; and the combined total of allowances, markdowns, returns and customary trade discounts shall not exceed fifteen percent (15%) of the gross sales of Licensed Articles shipped.

   (c) "Guarantee": Licensee shall pay Licensor a minimum Guarantee in the amount of two hundred fifty thousand dollars (USD$250,000.00), which shall be due and payable as the Advance, with the following payments due on or before the date and in the amount according to the table below to the extent not earned out by the Advance and Royalty, but in no event later than ninety (90) days prior to the end of the Term.

Payment Schedule:	USD$		
Advance	150,000.00	Date Due on or before	Upon signing
Payment	14,500.00	Date Due on or before	April 1, 2007
Payment	14,500.00	Date Due on or before	July 1, 2007
Payment	14,500.00	Date Due on or before	October 1, 2007
Payment	14,500.00	Date Due on or before	January 1, 2008
Payment	14,500.00	Date Due on or before	April 1, 2008
Payment	14,500.00	Date Due on or before	July 1, 2008
Payment	13,000.00	Date Due on or before	October 1, 2008

8. **"MARKETING DATE":** Licensee shall manufacture, distribute and commence the marketing of a substantial number of each of the Licensed Articles in each country of the Licensed Territory no later than August 31, 2006 (the "Marketing Date"). Licensee shall notify Licensor of the initial shipment date of each Licensed Article to Licensee's customers.

9. **"MINIMUM ADVERTISING GUARANTEE":** Licensee shall expend, in addition to the Guarantee, an amount equal to at least two percent (2%) of Licensee's annual Net Sales, or the budget allotted per the table below, whichever is greater, for the Licensed Articles (the "Minimum Advertising Guarantee") during the Term, to market, advertise and promote the Licensed Articles with Licensee's sales of its own products and other licensed products of the same price, category and type.

10. **PLACE OF MANUFACTURE:** China
NAME, ADDRESS, PHONE, CONTACT PERSON OF APPROVED THIRD PARTY MANUFACTURER:

Company Name	Address	Contact	Tel/Fax
Arts Electronics	Dongguan China	Raymond Leung	(86)138-269-73388
Starlight Electronics	Panyu, China	Danny Lee	(852) 3471-1370
Hing Yip Electronics	Dongguan China	Louis Chan	(852) 2333-0298
GMT	Dongguan China	Mr. Moorthy	(852) 2811-9335
Heroism Electronics	Dongguan China	Haresh Huang	(852) 2808-1888
Potex	Ping Shan, China	Winston Tse	(86) 755-896-60128
Excellent	Zhejiang, China	Skysea Li	(86) 579-542-3338
Seatune	Huizhou City, China	Mr. So	(86) 752-236-4898
Innozone	Dongguan, China	Mr. C.W. Yuen	(86) 769-851-6028
Modern Electronic	Lung Wah Shenzhen, China	Mr. Tsui	(86) 755-2812-1636

11. **APPROVALS**: All Licensed Articles and any related packaging and advertising must be approved by Licensor in writing before promotion, distribution or sale by Licensee. **Such approvals or disapprovals are within Licensor's sole and absolute discretion, and any submission not approved in writing is deemed disapproved. Licensor's approval or disapproval may be exercised at all stages of development, manufacturing, distribution, and sale.**

SM [handwritten initials]

12. **NO WORK UNTIL AGREEMENT SIGNED:** Licensee shall not commence work with respect to the Property and, without limitation, shall not show any products or prototypes embodying the Property prior to the time that this Agreement is fully accepted and signed by Licensor.

13. **ADDITIONAL TERMS:** The balance of the terms shall be as set forth in Licensor's Standard Terms and Conditions, which are attached hereto and incorporated herein by this reference. All terms used in this Agreement shall, except as expressly provided for herein, be used as defined in the Standard Terms and Conditions. In the event of a conflict between this Schedule and the Standard Terms and Conditions, the provisions of this Schedule shall govern.

14. **SPECIAL PROVISIONS:**

(a) The number of samples of each Licensed Article per SKU shall be five (5).
(b) The language used on the Licensed Article(s) shall be English, Spanish, French, Italian, and the official language(s) of each country listed as a Licensed Territory not specifically listed herein.
(c) Insurance coverage minimum amounts as stated in Section 6 of the Standard Terms & Conditions shall be amended to read one million dollars (USD $1,000,000.00) for each instance and two million dollars (USD$2,000,000.00) in the aggregate.

By signing below, Licensee affirms that it is in agreement with the foregoing and that it has read and understands and agrees to be bound by the Standard Terms and Conditions attached hereto and forming a part hereof. Licensee further agrees that this Agreement, consisting of the Schedule and Standard Terms and Conditions, shall also serve as an invoice to Licensee with respect to the amounts payable hereunder and Licensee agrees to pay such amounts to Licensor as and when specified herein. This Agreement shall not be binding upon Licensor until fully signed and delivered.

ACCEPTED AND AGREED TO:

THE SINGING MACHINE CO., INC.
("Licensee")

By: [signature]
Title: INTERIM CEO & COO
Date: MAY 23 2006

MGA ENTERTAINMENT, INC.
("Licensor")

By: [signature]
Title: ____________
Date: ____________

BMC

EXHIBIT A

Section 4 "DISTRIBUTION CHANNELS" (cont'd)

ADDITIONAL ACCOUNTS	YES	NEED MORE INFORMATION
ABC Stores	X	
Target	X	
Kmart	X	
Walmart	X	
Sears	X	
Dixons	X	
Argos	X	
Comet	X	
Academy Sporting Goods	X	
Bealls	X	
Big 5 Sporting Goods	X	
Bobby's Department Stores		X (approved per Sid Kaufman)
Bobs Stores	X	
Carson Pirie Scott	X	
Children's World		X (approved per Sid Kaufman)
Concord Buying	X	
Cookies		X (approved per Sid Kaufman)
DD's	X	
Dillards	X	
Dr. Jays	X	
EB Apparel		X (approved per Sid Kaufman)
Federated/Macys	X	
Goody's	X	
Hamricks		X (approved per Sid Kaufman)

ADDITIONAL ACCOUNTS	YES	NEED MORE INFORMATION
It's Fashion		X (approved per Sid Kaufman)
Jackie's Kids		X (approved per Sid Kaufman)
Kidstown		X (approved per Sid Kaufman)
L & M		X (approved per Sid Kaufman)
Limited Too	X	
LTD/ABC Catalogs	X	
MARMAXX	X	
Mervyns	X	
Nathan Industries		X (approved per Sid Kaufman)
National Stores		X (approved per Sid Kaufman)
Parisian	X	
Peebles	X	
Regines		X (approved per Sid Kaufman)
Ross Stores	X	
Sassons Youthworld		X (approved per Sid Kaufman)
Shopper's world		X (approved per Sid Kaufman)
Simple Tex		X (approved per Sid Kaufman)
Stage Stores	X	
VF Retail		X (approved per Sid Kaufman)
Wise Kids		X (approved per Sid Kaufman)
Wonderland		X (approved per Sid Kaufman)
Youngland		X (approved per Sid Kaufman)
Youngworld		X (approved per Sid Kaufman)

MERCHANDISING LICENSE AGREEMENT
STANDARD TERMS AND CONDITIONS

These Standard Terms and Conditions shall be deemed fully incorporated into the Merchandising License Agreement Schedule to which they are attached, and together with the Schedule shall hereinafter be referred to as "the Agreement". All terms shall, unless otherwise provided to the contrary herein, have the same respective meanings as set forth in the Schedule. Unless expressly provided to the contrary herein, to the extent that any provision of these Standard Terms and Conditions conflicts with any provision of the Schedule, the Schedule shall control.

1. GRANT OF RIGHTS; LIMITED LICENSE: Licensor hereby grants to Licensee and Licensee hereby accepts the non-transferable, non-assignable right and obligation to utilize the Proprietary Subject Matter solely on or in connection with the manufacture and sale of Licensed Articles in the Licensed Territory during the Term. The license granted herein includes the non-exclusive right to use, in the Licensed Territory and for the Term, the title of the Property and the trade and service marks and names of the Property, of Licensor, and the logos and art work, if any, embodying them (collectively, the "Trademarks"). Licensee shall be entitled to sell the Licensed Articles solely in the Channels of Distribution set forth in the Schedule. No such sales shall be on an approval, consignment, guaranteed sale or return basis. Licensee agrees that it will not make or authorize any use, direct or indirect, of the Licensed Articles outside the Licensed Territory or outside the Channels of Distribution and that it will not intentionally sell Licensed Articles to persons or entities who intend or are likely to resell them outside the Licensed Territory or Channels of Distribution and will take all necessary precautions against such resale to the extent permitted by law.

2. "ADVANCE", 'GUARANTEE", "ROYALTY" PAYMENTS:

(a) "Advance": Licensee shall pay Licensor (or Licensor's authorized agent, or such other party as designated in writing by Licensor) a non-refundable Advance in the amount set forth in the Schedule. The Advance shall be applied against the Royalty to be paid to Licensor during the Term.

(b) "Guarantee": The Guarantee is the minimum amount of Royalties, including the Advance, to be paid to Licensor in the amount set forth in the Schedule. No later than 90 days prior to the end of the Term, Licensee shall pay to Licensor (or Licensor's authorized agent, or such other party as designated in writing by Licensor) an amount equal to that portion of the Guarantee not previously paid to Licensor in Royalty payments. Should Licensee fail to make any scheduled payments within forty-five (45) days of the applicable due date, Licensor, in its sole discretion, may demand full payment of the balance of the Guarantee against Royalties due Licensor during the Term.

(c) "Royalty": Licensee shall pay Licensor a Royalty on Net Sales as stated in the Schedule. "Net Sales" shall mean Licensee's gross sales (the gross invoice amount billed customers) less only the sum of allowances, markdowns, returns and customary trade discounts; the aggregate of such deductions shall not exceed the percentages of gross sales set forth in the Schedule during any accounting period. It is understood that credit against sales

will be allowed only for actual returns or damaged goods, and that no credit against sales will be allowed on the basis of an accrual or reserve system. No other deductions shall be taken from Net Sales including, without limitation, deductions for cash or other discounts or uncollectible accounts. No costs incurred in the manufacture, sale, distribution, or promotion of Licensed Articles shall be deducted from any Royalties payable to Licensor. Licensee shall pay and hold Licensor forever harmless from all taxes, customs, duties, levies, import or any other charges now or hereafter imposed or based upon the manufacture, delivery, license, sale, possession or use hereunder to or by Licensee of the Licensed Articles (including but not limited to sales, use, inventory, income and value added taxes on sales of Licensed Articles), which charges shall not be deducted from the Royalties, Advance or Guarantee. In addition, Royalties shall be paid by the Licensee based on Licensee's usual sales price where: (i) Licensed Articles are distributed by Licensee on a "no charge" basis for promotional marketing or goodwill purposes, (ii) the billed price for the Licensed Articles is less than the usual sales price and the Licensee receives other compensation attributable to the distribution of the Licensed Articles separate from the price which appears on the respective invoice, or (iii) the Licensed Articles are sold by Licensee to an affiliate. Unless otherwise expressly provided herein, Licensee shall not, without the express prior written consent of Licensor, permit the distribution or other marketing of any Licensed Articles on an F.O.B. or L.C. basis (as those terms are commonly understood in the international merchandising business). All Licensed Articles distributed or marketed (and subject to Licensor's prior written approval) on an F.O.B. or L.C. basis will be subject to Royalties based on the greater of (i) a royalty rate computed on the same basis as if such Licensed Articles had been shipped directly to Licensee, or (ii) a royalty rate equal to one-half of the Royalty Rate specified in the Schedule, but based on the suggested retail sales price of Licensed Articles sold by Licensee's customers. The Royalty shall accrue and be due and payable to Licensor when the Licensed Articles are sold, shipped, distributed, billed and/or paid for, whichever occurs first. All Royalty payments shall be made without set-off or deduction of costs or other expenses whatsoever (including banking fees, if any) whether based upon any claimed debt or liability of Licensor to Licensee.

(d) "Royalty Reports": Licensee shall render royalty reports ("Royalty Reports") on forms provided to Licensee by Licensor (or containing content dictated by Licensor, i.e., on a SKU-by-SKU basis) within thirty (30) days after the close of each calendar quarter during the Term, whether or not any payment is shown to be due Licensor hereunder. If Licensor does not receive the applicable Royalty payment on or before the thirtieth (30th) day of any quarter, Licensee shall pay Licensor interest with respect to any Royalties owed to Licensor at the "prime rate" plus three percent (3%). The "prime rate" shall be as published from time to time by The Chase Manhattan Bank N.A. in New York City, adjusted each January 1 and July 1 to reflect the prime rate in effect at such date, each such adjusted rate to apply for the six (6) months immediately following such adjustment. All Royalty Reports shall be certified by a company officer of Licensee. Neither the acceptance of any Royalty payment or Royalty Report nor the deposit of any check shall preclude Licensor from questioning the correctness of such payment or Royalty Report at any time. If the Licensed Territory covers more than one country, "Royalty Reports" shall be prepared on a country-by-country basis. Royalties shall be computed and paid to Licensor in U.S. Dollars at the exchange rate applicable on the date payment is due to Licensor. Licensee shall be solely responsible for all costs of any currency conversion to U.S. Dollars, and such costs shall not reduce the amounts due Licensor hereunder.

(e) Audit Rights: Licensee shall keep accurate and complete books and records as they relate hereto for not less than four (4) years from the termination or expiration of the Term. On

reasonable notice and during reasonable business hours, Licensor's duly authorized representative shall have the right to examine said books and records, and to make copies and summaries of such books and records as they apply to the Licensed Articles and this Agreement, and if any deficiency in Royalties paid to Licensor for any period under audit ("Audit Deficiency") is discovered, Licensee shall promptly pay such Audit Deficiency and any interest thereon to Licensor. If any Audit Deficiency is in excess of three percent (3%) of Royalties paid during any accounting period, Licensee shall pay the audit costs. If such Audit Deficiency is more than fifteen percent (15%) in book inventory versus physical inventory, Licensee shall be required to pay Licensor a Royalty on the missing Licensed Articles. If such Audit Deficiency is twenty percent (20%) or more of the Royalties paid to Licensor for such audit period, then in addition to the above, Licensor may, at its sole option, immediately terminate the Agreement upon notice to Licensee, even if Licensee tenders the audit deficiency and associated costs and expenses to Licensor. Should Licensee fail to maintain auditable books and records, Licensee shall pay Licensor a penalty equal to the greater of: (i) 25% of the Guarantee; or (ii) 25% of all Royalties paid (or owed) to Licensor, including the Advance from the commencement of the Term through the period subject to audit. Payment of such penalty shall not waive, limit or restrict any rights or remedies that Licensor may have in law or equity. Licensor's right to audit Licensee's books and records shall survive the expiration or earlier termination of this Agreement.

(f) Inventory Report: Licensor and its authorized representative may, as part of an audit, request a certified physical inventory; provided, however, Licensee shall perform a certified physical inventory of the Licensed Articles at least once for each year of the Term of this Agreement and shall provide Licensor with documentation of the physical inventory count. If any of the Licensed Articles have been destroyed (including damaged goods), Licensee shall, at Licensor's request, provide Licensor or its authorized representative with a certificate of destruction.

(g) Withholding Taxes: If withholding taxes based on Licensor's direct net income are required, Licensee may deduct the required amount from Royalties prior to remitting same to Licensor, provided Licensee provides Licensor with a copy of all documents evidencing such withholding tax payment prior to such deduction and provides Licensor with the appropriate tax credit forms within sixty (60) days of payment of such withholding tax and affords all necessary cooperation and support to Licensor in order to get reimbursed and/or credited. In the event Licensee does not provide the appropriate tax credit form within sixty (60) days of payment of withholding taxes, Licensee shall be liable to and shall reimburse Licensor for the amounts deducted from Royalties for withholding taxes in the immediately following "Royalty Report".

3. EXCLUSIVITY: Unless otherwise stated in the Schedule, the license granted under this Agreement is non-exclusive, and Licensor shall not be prevented from granting third parties the right to use the Proprietary Subject Matter in any manner for any purposes whatsoever.

4. COPYRIGHT, TRADEMARKS, ETC.: Licensee's use of the Proprietary Subject Matter shall inure exclusively to the benefit of Licensor, and Licensee shall not acquire any rights therein by virtue of its use thereof. Licensee recognizes the unique value of the Proprietary Subject Matter and the value of the goodwill associated therewith, and the secondary meaning that the Proprietary Subject Matter and goodwill have acquired in the mind of the public.

Licensee's use of the Proprietary Subject Matter shall not confer or imply a grant of rights, title or interest in the Proprietary Subject Matter or goodwill associated therewith and all ownership of copyrights, trademarks and other rights in the Proprietary Subject Matter and in all artwork, packaging, copy, literary text, advertising and promotional materials of any sort utilizing the Proprietary Subject Matter, including all such materials developed by Licensee, and the goodwill pertaining thereto, ("Collateral Materials") shall be and at all times remain in the name of Licensor. All Collateral Materials shall constitute "works made for hire" within the meaning of U.S. copyright law and all such Collateral Materials shall be deemed transferred and assigned to Licensor promptly upon creation without any further action by any party hereto. All Collateral Materials shall be prepared by an employee-for-hire of Licensee under Licensee's sole supervision, responsibility and monetary obligation. If third parties who are not employees of Licensee contribute to the creation of the Collateral Materials, Licensee shall obtain from such third parties, prior to commencement of work, a full written assignment of rights so that all right, title and interest in the Collateral Materials, throughout the universe, in perpetuity, shall vest in Licensor. Licensee shall not permit any of its employees or third parties to obtain or reserve, by written or oral agreement or otherwise, any rights as "authors" or "inventors" of any artwork or designs (as such terms are used in present or future U.S. copyright and/or patent statutes or judicial decisions).

Licensee shall fully comply with the notice provisions of the Universal Copyright Convention and, where applicable, trademark laws of the Licensed Territory. All Licensed Articles and Collateral Materials shall bear the copyright notice provided to Licensee by Licensor, and any other notices which Licensor may from time to time require. If by inadvertence a proper copyright notice is omitted from any Licensed Article or other materials containing the Proprietary Subject Matter, Licensee agrees at its own expense to use all reasonable efforts to correct the omission on all such Licensed Articles or other materials in process of manufacture or distribution. Licensee agrees to advise Licensor promptly and in writing of the steps being taken to correct any such omission and to make the corrections on all existing Licensed Articles that can be located. Any and all additions to, and new renderings, modifications or embellishments of artwork utilizing the Proprietary Subject Matter shall, notwithstanding their invention, creation and use by Licensee, be and remain the property of Licensor, and Licensor may use and license others to use the same, subject only to the provisions of this Agreement.

Licensee agrees to assist Licensor, at Licensor's request and expense, in procuring and maintaining the rights of Licensor in the Proprietary Subject Matter (including trademark and/or copyright). In connection therewith, Licensee agrees to execute and/or deliver to Licensor in such form as Licensor may reasonably request all instruments necessary to effectuate trademark and/or copyright protection or to record Licensee as a registered user of any trademarks or copyrights, where applicable, or to cancel such registration. If Licensee fails to execute any such instruments, Licensee appoints Licensor as its attorney-in-fact to do so on Licensee's behalf. Licensor makes no warranty or representation that trademark and/or copyright protection shall be secured in the Proprietary Subject Matter. Licensor shall control absolutely all infringement litigation brought against third parties involving or affecting the Proprietary Subject Matter and Licensor may join Licensee as a party thereto at Licensor's expense.

Licensor and Licensee shall cooperate to ensure that third parties may not unlawfully infringe on the Proprietary Subject Matter or engage in any acts of unfair competition involving the

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Proprietary Subject Matter. Licensee shall promptly notify the Licensor of any such infringements or acts of unfair competition by third parties that comes to its attention. Licensee shall have no right to take or to require Licensor to take any action against any alleged infringer, or to prevent infringement of, the Proprietary Subject Matter, or trademark or copyright or any other protection or other right pertaining thereto or to take any action regarding the potential breach of the intellectual property rights in and to the Proprietary Subject Matter (including, without limitation, for unfair competition) in connection with the foregoing. Licensor shall have the exclusive right, exercisable at its discretion, to institute in its own name and/or Licensee's name and to control, all actions against third parties relating to Licensor's copyrights, trademarks, and other proprietary rights in and to the Proprietary Subject Matter, at Licensor's expense. With respect to any such actions, Licensor shall employ counsel of its own choice to direct the handling of the litigation and any settlement thereof. Licensee shall cooperate fully with Licensor in connection with any such action. Licensor shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such suits. Licensee shall not, without Licensor's express prior written consent, institute any suit or take any action on account of such infringements, acts of unfair competition or unauthorized uses (including, without limitation, making any demands or claims, or effecting any settlement). Licensee shall not have any rights against Licensor for damages or any other remedy by reason of Licensor's failure or refusal to prosecute, or Licensor's refusal to permit Licensee to prosecute, or regarding any settlement accepted or rejected by Licensor with respect to any alleged infringement or imitation of the Proprietary Subject Matter or Licensed Articles by third parties, nor shall any such decisions by Licensor affect the validity or enforceability of this Agreement.

Licensor can withdraw any or all elements of the Proprietary Subject Matter, or any component part thereof, from the terms of this Agreement if Licensor determines that the exploitation thereof would or might violate or infringe the copyright, trademark, or other proprietary rights of third parties, or subject Licensor to any liability or violate any law, court order, government regulation or other ruling of any governmental agency, or if, on account of the expiration or sooner termination of any agreement between Licensor and a third party from whom Licensor has obtained certain underlying rights relating to the exploitation of the Proprietary Subject Matter hereunder or otherwise, Licensor shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties, or if Licensor determines that it cannot adequately protect its rights in the Proprietary Subject Matter under the copyright, trademark or other laws of the Licensed Territory. Such a withdrawal shall not be deemed a breach of this Agreement. Within five (5) business days of such withdrawal, Licensee shall at Licensor's sole discretion: (a) destroy or; (b) deliver to Licensor at Licensor's expense, any Licensed Articles which are in Licensee's inventory. Licensor shall indemnify Licensee for the direct production costs of such destroyed or returned Licensed Articles; provided, however, that Licensee furnishes Licensor with (i) a detailed inventory of such Licensed Articles; (ii) a source documentation supporting such direct production costs; and (iii) an affidavit of destruction, if applicable, in a form acceptable to Licensor, evidencing the same.

Licensee shall not use Licensor's name, or the Proprietary Subject Matter, other than as permitted hereunder and, in particular, shall not incorporate Licensor's name, or the Proprietary Subject Matter, in the Licensee's corporate or business name in any manner whatsoever. Licensee agrees that in using the Proprietary Subject Matter it will in no way represent that it has any rights, title and/or interest in or to the Proprietary Subject Matter other than those expressly granted under the terms of this Agreement. Licensee further agrees that it will not

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use or authorize the use, either during or after the Term, of any configuration, trademark, trade name, or other designation confusingly or substantially similar to the Proprietary Subject Matter, or any element thereof.

5. INDEMNIFICATIONS:

(a) By Licensor: Licensor agrees to indemnify and hold harmless Licensee from and against any final judgments arising out of Licensee's use of the Proprietary Subject Matter as authorized hereunder, including the copyrights and trademarks therein, provided that Licensee gives Licensor prompt notice of all claims or suits relating to such use. Licensor shall control absolutely all infringement litigation brought by or against third parties involving or affecting the Proprietary Subject Matter, and Licensor may join Licensee as a party thereto at Licensor's expense. Licensee will not be entitled to recover for lost profits. If Licensee is precluded from selling any stock of Licensed Articles or utilizing materials in its possession created from the Proprietary Subject Matter, Licensor shall be obligated to purchase such Licensed Articles and material direct from Licensee at Licensee's direct cost, excluding overhead, and shall have no other responsibility or liability with respect to such Licensed Articles or materials.

(b) By Licensee: Licensee agrees to indemnify and hold harmless Licensor, its respective successors, assigns, parents, subsidiaries, affiliates and co-venturers and all other parties associated with the Proprietary Subject Matter, and their respective directors, officers, employees and agents from and against all claims, damages, losses, liabilities, suits and expenses (including reasonable attorneys' fees) arising out of or in connection with the Licensed Articles or their manufacture, packaging, distribution, promotion, sale or exploitation (except with respect to those matters against which Licensor has agreed to indemnify Licensee above), including, but not limited to: (i) any defect in the Licensed Articles (whether obvious or hidden and whether or not present in any sample approved by Licensor) whether or not licensed by this Agreement; (ii) personal injury to any third party by the use of the Licensed Articles; (iii) infringement of any rights of any person or entity by the manufacture, sale, possession or use of the Licensed Articles (except for claims that the Proprietary Subject Matter infringes any copyright, trademark or patent); (iv) Licensee's failure to comply with applicable laws, regulations and standards; or (v) any and all claims that may be brought by any seller, distributor and/or other entity in possession of Licensed Articles devoid of the required trademark and copyright notice; and sale of "seconds" or inferior product in violation of the provisions set forth in this Agreement and Licensor shall not be liable to Licensee should Licensor, or its agent, seize the devoid and/or inferior product in a legal action. Licensor shall have the right to defend any such action or proceeding with counsel of its choice at Licensee's cost and expense.

6. INSURANCE: Licensee shall at all times while this Agreement is in effect and for three (3) years thereafter, obtain and maintain at its own expense, from a qualified insurance carrier with a Best rating of at least "B", insurance, including, without limitation, products, personal injury, advertising, and contractual liability coverage, which must: (i) include Licensor, its parents, subsidiaries, affiliates, directors, officers, employees, representatives and agents, as additional insureds; or (ii) provide coverage to Licensor on a basis equal to Licensee, without restriction. Such policy must provide minimum coverage of Five Million Dollars ($5,000,000) for each instance and Ten Million Dollars ($10,000,000) in the aggregate. The policy shall not be

modified, cancelled or terminated without providing Licensor with thirty (30) days written notice. Upon execution of this Agreement, Licensee shall provide Licensor with a certificate of insurance or statement of coverage issued by the insurance carrier evidencing the same. In no event shall Licensee manufacture, advertise, distribute or sell any Licensed Articles prior to Licensor's receipt of such certificate or other written evidence of insurance satisfactory to Licensor.

7. ARTWORK; APPROVALS; SAMPLES; QUALITY CONTROL:

(a) Artwork: Licensor shall furnish to Licensee, at Licensee's cost, with a style guide embodying the Proprietary Subject Matter which depicts all required uses of the Property and the Trademarks (the "Artwork") for Licensed Articles or Collateral Materials; all such Artwork shall be and remain the property of Licensor, notwithstanding its creation or modification by Licensee, and shall be returned to Licensor after its use by Licensee. Licensee shall pay a fee of $300 for each style guide of the Artwork that is lost, damaged, or destroyed while in the possession of Licensee or any third party who has received the Artwork from the Licensee. Licensee shall identify in writing any and all persons (whether or not employed by Licensee) or companies provided with the Artwork. Licensee shall not duplicate the Artwork without the prior written consent of the Licensor.

(b) Approvals: Licensee shall submit to Licensor and Licensor shall have absolute approval over all artwork (whether Artwork or artwork created by Licensee and/or its designees), all Licensed Articles and all Collateral Materials at all stages of development and production. Licensee may not manufacture, use, offer for sale, sell, advertise, ship or distribute any Licensed Articles or Collateral Materials without receiving Licensor's final written approval and furnishing Licensor with the minimum number of samples stated in (c) below. Licensee shall, at its own expense, submit to Licensor for written approval, one (1) prototype of each Licensed Article ("Prototype") and each Collateral Material and/or one (1) drawing, storyboard or rough cut of each Licensed Article (collectively "Preliminary Artwork"), as applicable. Licensee shall submit Prototypes and/or Preliminary Artwork for written approval not later than thirty (30) days after receipt of Artwork from Licensor. If Licensee fails to submit any Prototypes or Preliminary Artwork within thirty (30) days after receipt of Artwork, Licensor shall have the right to terminate this Agreement upon written notice to Licensee. Any Prototype and/or Preliminary Artwork not approved in writing by Licensor shall be deemed disapproved and Licensee shall make any changes required by Licensor. If Licensor has not provided written approval of such Prototypes or Preliminary Artwork within sixty (60) days following the date of Licensee's first submission due to Licensee's failure to meet Licensor's quality standards, then this Agreement shall automatically terminate on such date. With respect to all samples of Licensed Articles that have received Licensor's final written approval, Licensee shall not depart therefrom in any material respect, without Licensor's written approval. Any Licensed Articles and Collateral Materials not approved by Licensor shall be destroyed or shall have the Proprietary Subject Matter removed. Such destruction shall be attested to in a certificate signed by one of Licensee's officers. Under no circumstances may Licensee incorporate distinctive design elements, created by Licensee specifically for the Licensed Articles and approved by Licensor, into any other branded or generic products similar to or competitive with the Licensed Articles. Licensor's approval of Licensed Articles and Collateral Materials shall in no way constitute or be construed as an approval by Licensor of Licensee's use of any trademark, copyright and/or other proprietary materials not owned by Licensor or which is not part of the Proprietary Subject Matter. No

approval by Licensor under this paragraph shall constitute a waiver or modification of Licensee's obligations under any other provision of this Agreement.

(c) Samples: Licensee shall furnish to Licensor, without charge, a minimum of twenty-four (24) samples of each finished Licensed Article from the first production run, together with its Collateral Material. Licensee shall not sell, ship, or distribute any Licensed Articles until all such samples have been furnished to Licensor. Licensor may, periodically, but not more often than twice per calendar year, during the Term, require that Licensee submit to Licensor, without charge, up to six (6) additional samples of Licensed Articles, together with Collateral Materials, for subsequent review of the quality and copyright, trademark, and other legal notices on same and for any other purpose the Licensor deems appropriate. No Royalties shall be due or payable on all finished samples furnished to Licensor. Upon Licensor's request, Licensee agrees to give Licensor written notice of the first shipping date for each Licensed Article. In addition to the foregoing samples, Licensee shall furnish additional samples, in such quantities as requested by Licensor, and at Licensee's cost of manufacture, for promotional purposes and not for resale.

(d) Quality Control: Licensee represents and warrants that the Licensed Articles are and shall be safe and suitable for their intended purpose and do not and will not contain any injurious, poisonous, toxic or harmful substances, and that the Licensed Articles are not and will not be inherently dangerous to users thereof. Licensee shall allow Licensor or its representatives to enter Licensee's premises and all manufacturing facilities during regular business hours, upon three (3) business days written notice, for the purpose of inspecting the Licensed Articles, Collateral Materials, and the facilities in which they are manufactured and packaged. In the event that the quality standards herein above referred to are not met, Licensee shall, upon written notice from Licensor, discontinue the manufacture and distribution of such Licensed Articles and/or Collateral Materials related thereto, unless Licensee shall have remedied such failure of quality to Licensor's satisfaction within ten (10) days after Licensee's receipt of notice thereof; failure to effect such remedial measures shall entitle Licensor to terminate this Agreement upon notice to Licensee. Licensee shall comply with all national, state and local laws and regulations concerning safety (including fire code rules), employment standards, wages and benefits, and employee health and safety. In countries where no such laws or regulations exist, the manufacture of Licensed Articles in such countries should be carefully evaluated, taking into account regional and United States standards. Further, Licensee agrees that it (as well as any third party manufacturer approved by Licensor) shall not, directly or indirectly: (i) use child labor, forced labor or prison labor for the manufacture or assembly of the Licensed Articles, or any components thereof; (ii) employ physical disciplinary practices on employees; or (iii) use gifts or favors to influence government officials, customs agents or any other persons or companies.

(e) Third Party Materials: In the event Licensee utilizes photographs, artwork, or any other copyrighted or trademarked materials other than the Artwork ("Third Party Materials") on or in connection with Licensed Articles, then Licensee shall be solely responsible for obtaining any and all consents, licenses and other permissions which may be required for using such Third Party Materials. Accordingly, Licensee acknowledges and agrees that Licensee's use of any Third Party Materials is subject to and conditioned upon Licensee, at Licensee's sole cost and expense, obtaining any and all consents, licenses and other permissions which may be required for using Third Party Materials, notwithstanding that Licensor, or its representatives,

might have approved the Licensed Articles embodying or connected with such Third Party Materials.

(f) Promotion/Advertising: Licensor shall have the right, but not be under any obligation, to engage in any promotional, advertising or display activities with respect to the Licensed Articles, or to aid or assist Licensee with any such campaign. Licensee agrees that Licensor may include Licensee's name in advertisements with respect to the Property and/or Proprietary Subject Matter and may distribute a licensee list containing Licensee's name, the Licensed Articles and the Licensed Territory to members of the media, retailers and others, as Licensor deems necessary.

(g) Display: Subject to any confidentiality restrictions set forth herein, Licensee agrees to display approved Prototypes of Licensed Articles or finished Licensed Articles, as applicable, at trade shows where Licensee customarily displays its licensed entertainment products.

(h) Tags/Labels/Identification: Licensee shall comply with and adhere to Licensor's mandatory "Official Licensed Product" identification tracking, identification and anti-counterfeiting systems, tags and labels that Licensor may establish from time to time, which may include the obligation, at Licensee's sole expense, to use product authentication hang tags or stickers which must at all times comply with specific criteria determined by Licensor or to purchase such hang tags or stickers from a third party designated by Licensor from time to time, and to affix such hang tags or stickers on each Licensed article before sale or distribution. Licensee shall at all times conduct all aspects of its business in compliance with all shipment tracking, identification and anti-counterfeiting systems, tag and labeling requirements that Licensor may establish from time to time. Licensee shall use commercially reasonable efforts to ensure that all retailers and authorized distributors purchasing Licensed Articles comply with Licensor's anti-counterfeiting systems, tags and labeling requirements established from time to time.

8. MANUFACTURE AND DISTRIBUTION: The Proprietary Subject Matter may only be used in connection with the manufacture, actual packaging and advertising, promotion and distribution of the Licensed Articles.

Licensee shall be entitled to sublicense the right to manufacture the Licensed Articles to third party manufacturers ("Third Party Manufacturers"), in whole or in part, provided Licensor, Licensee and such Third Party Manufacturers have entered into and signed an Approval of Manufacturer agreement in the form provided by and containing terms dictated by Licensor. Licensee shall be responsible for full compliance by Third Party Manufacturers with the terms and conditions of this Agreement; and Licensee's use of any Third Party Manufacturer shall not relieve Licensee of any of its obligations under this Agreement. Licensee further acknowledges and agrees that it shall be responsible and primarily liable for all activities and obligations of Licensee's Third Party Manufacturers with respect to the Licensed Articles.

Without the prior written consent of Licensor, Licensee shall not commence distribution, shipment and sale of Licensed Articles later than the Marketing Date set forth in the Schedule.

"Marketing Date" means the last date by which Licensee must manufacture, distribute and commence the marketing of a substantial number of each of the Licensed Articles in each country of the Territory. In addition, Licensee shall notify Licensor of the initial shipment date of each Licensed Article to Licensee's customers.

During the Term, and subject to the terms and conditions hereof, Licensee shall continue to diligently and continuously advertise, promote, distribute, ship and sell the Licensed Articles in the Licensed Territory, and shall use its best efforts to make and maintain adequate arrangements for the distribution, shipment and sale necessary to meet public demand for such Licensed Articles.

9. <u>ADVERTISING; PROMOTION OF LICENSED ARTICLES</u>: Licensee agrees to spend during the Term of this Agreement for the advertising and promotion of each of the Licensed Articles the amount set forth in the Schedule (the "Minimum Advertising Guarantee"). The term "advertising" shall mean trade advertising, public relations, media production costs and retainers, advertising for the Licensed Articles directed via print and/or broadcast media to consumers, co-operative advertising with retailers of the Licensed Articles in the Licensed Territory and point-of-sale and merchandising support materials for the Licensed Articles. Licensee shall provide Licensor with quarterly accounts giving full details of all sums spent by Licensee pursuant to the provisions of this paragraph. In the event that during any 12-month period of the Term of this Agreement, Licensee fails to meet its Minimum Advertising Guarantee, Licensee shall remit to Licensor an amount equal to the difference between the amounts actually paid by Licensee for advertising and promotion of the Licensed Articles and the Minimum Advertising Guarantee.

10. <u>RESTRICTIONS ON AND MANNER OF EXPLOITATION</u>: The Proprietary Subject Matter shall not be used in conjunction with any other licensed name, character, symbol, design, likeness or literary or artistic material, unless any such use is expressly permitted in writing by Licensor. In no event shall the Licensed Articles be packaged for sale or distribution with other articles. The Licensed Articles shall be sold and distributed in commercial quantities and commercially reasonable assortments, sufficient to meet public demand, at competitive prices, only to jobbers, wholesalers and distributors for sale and distribution to retail stores and to retail stores for direct sale to the public; and not as closeouts or on an approval or consignment basis or for use in vending machines. Licensee shall not offer the exclusive sale of Licensed Articles to any particular retailer without the prior written consent of Licensor. Licensee shall ensure that Licensed Articles are not sold or distributed to jobbers, wholesalers, distributors and retail stores for sale and distribution outside of the Licensed Territory.

Licensee undertakes that the Licensed Articles, as well as the Collateral Materials, shall be of the highest standard and quality and shall be of such style, design, appearance and workmanship as to enhance the Proprietary Subject Matter, the prestige of Licensor, and the goodwill associated with the Proprietary Subject Matter and the Licensor. Licensee shall not issue any public statements derogatory to Licensor or the Property and Licensee's use of the Proprietary Subject Matter, any Licensed Articles or Collateral Materials shall in no manner reflect adversely on the Proprietary Subject Matter or Licensor. Throughout the Term and any sell-off period, Licensee agrees to refrain from "dumping" the Licensed Articles in the marketplace. "Dumping" shall mean the distribution of Licensed Articles at volume levels

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significantly above Licensee's prior sales practices with respect to the Licensed Articles, and at price levels so far below prior sales practices with respect to the Licensed Articles as to disparage the Licensed Articles; provided, however, that nothing contained herein shall be deemed to restrict Licensee's ability to set prices at its own unfettered discretion. Licensee shall ensure that all Licensed Articles and the manufacture, distribution, sale, promotion and advertisement thereof comply with all applicable international, national, federal, state and local laws, treaties and governmental orders and regulations including, without limitation, any applicable regulations of the Federal Trade Commission and the Consumer Product Safety Commission and/or any analogous organizations in the Licensed Territory.

11. REVOCATION OF APPROVAL: In the event that: (i) the quality, appearance or style of any Licensed Article ceases to be acceptable to Licensor; (ii) Licensee uses Licensor's trademarks or copyrighted materials improperly; or (iii) any element of any Licensed Article or its Collateral Materials reflects unfavorably on the professional, business or personal reputation of Licensor, then, in any such event, Licensor shall have the right, in its sole discretion, to revoke its approval of such Licensed Article. In the event of such revocation, Licensor shall provide immediate written notice to Licensee and Licensee shall cease the manufacture, sale and distribution of such Licensed Article and such Licensed Article shall immediately be withdrawn from the market and destroyed; provided, however, that in the event of a revocation of approval pursuant to (i) above, Licensor and Licensee shall negotiate in good faith to provide for a reasonable sell-off period for such Licensed Article. Within ten (10) days after Licensee's receipt of such notice, Licensee shall pay all Royalty payments due Licensor with respect to such Licensed Article for which approval has been revoked. If there are other Licensed Articles for which approval has not been revoked, then this Agreement shall remain in full force and effect as to such Licensed Articles. Licensee shall notify Licensor in writing of any Licensed Articles removed from manufacture, sale or distribution at any time during the Term.

12. RESERVED RIGHTS: The license granted herein does not include any right, title or interest in or to the Property, nor to any copyrights, patents, and/or trademarks therein or associated therewith, nor to the Trademarks. Licensor reserves all rights not expressly granted to Licensee hereunder. Unless expressly stated in the Schedule, the license granted to Licensee under this Agreement is non-exclusive and Licensor shall not be prevented from granting third parties the right to use the Proprietary Subject Matter in any manner whatsoever. All premium and promotional or commercial tie-in uses or any secondary uses of the Licensed Articles are reserved to Licensor, and may be exercised by Licensor concurrently herewith. In its sole discretion, Licensor may from time to time, delay, discontinue, resume or change any present or future use of the Proprietary Subject Matter.

13. "EVENTS OF DEFAULT": In addition to any and all other remedies available hereunder, Licensor shall have the right to immediately terminate this Agreement upon written notice to Licensee upon the occurrence of any of the following:

(a) Unauthorized Product: Licensee makes, sells, offers for sale, uses or distributes any Licensed Article without having the prior written approval of Licensor, or continues to make, sell, offer for sale, use or distribute any Licensed Article after receipt of notice from Licensor withdrawing approval of same.

(b) Unauthorized Uses: Licensee transfers, sells or distributes to any unauthorized third party any Artwork or other materials provided by Licensor or created by Licensee incorporating the Proprietary Subject Matter or other copyrighted materials.

(c) Product Recall: Licensee becomes subject to any voluntary or involuntary order of any government agency involving the recall of any of the Licensed Articles because of safety, health or other hazards or risks to the public.

In addition to any and all other remedies available hereunder, Licensor may terminate this Agreement on seven (7) days prior written notice (such notice effective upon expiration of the seven (7) day notice period) upon the occurrence of any of the following circumstances, provided that during such seven (7) day period, Licensee fails to cure the breach to Licensor's satisfaction:

(a) Incorrect Legal Line: Licensee fails to immediately discontinue the advertising, distribution or sale of Licensed Articles that do not contain the appropriate legal line or notice.

(b) Failure to Pay Advance; Royalties: Licensee fails to make timely payment of the Advance or Royalties when due or fails to make timely submission of Royalty Reports when due. However, in the event Licensee has previously been given notification and time to cure a prior breach relating to Licensee's failure to remit a Royalty payment (including Advances or Guarantees) and/or Royalty Report when due, then Licensor may terminate this Agreement immediately upon notice to Licensee and no further time to cure need be given to Licensee by Licensor regardless of whether or not Licensee cured such prior breach.

(c) Sales Outside Licensed Territory or Distribution Channel: Licensee intentionally sells or authorizes sales of Licensed Articles outside the Licensed Territory or Distribution Channels, or sells Licensed Articles to persons who intend or are likely to resell them outside the Licensed Territory or Distribution Channels.

In addition to any and all other remedies available hereunder, Licensor may terminate this Agreement on thirty (30) days prior written notice (such notice effective upon expiration of the thirty (30) day notice period) upon the occurrence of any of the following circumstances, provided that during such thirty (30) day period, Licensee fails to cure the breach to Licensor's satisfaction:

(a) Failure to Maintain Insurance: Licensee fails to obtain or maintain insurance as required hereunder.

(b) Failure to Exploit: During any calendar quarter of the Term, Licensee fails to sell, manufacture, and/or distribute commercially reasonable quantities of Licensed Articles.

(c) Failure to Submit Prototypes or Preliminary Artwork: Licensee fails to timely submit Prototypes and/or Preliminary Artwork for approval by Licensor as set forth in this Agreement.

(d) Inability to Perform: If, in Licensor's opinion, Licensee's ability to perform under this Agreement is or will be impaired due to Licensee's financial inability to comply with its anticipated obligations under this Agreement; a petition in bankruptcy is filed by or against Licensee; Licensee is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; Licensee discontinues its business; or a receiver is appointed for Licensee or Licensee's business and such receiver is not discharged within thirty (30) days.

(e) Adverse Actions: Licensee or any of its controlling shareholders, officers, directors or employees take any actions in connection with the manufacture, sale, distribution or advertising of the Licensed Articles or takes any other actions which damage or reflect adversely upon Licensor, the Property and/or the Proprietary Subject Matter.

(f) Change of Control: If a substantial portion of assets or controlling stock or ownership in Licensee's business is sold or transferred, or if there is a substantial change in Licensee's management, or if Licensee's property is expropriated, confiscated, or nationalized by any government or if any government assumes de facto control of Licensee's business, in whole or in part.

(g) Breach of Material Term: Licensee breaches any material term of any other license agreement between Licensor and Licensee, and such license agreement is terminated for cause.

(h) Failure to Obtain Consent or Third Party Manufacturer Agreement: Licensee fails to obtain Licensor's consent or fails to provide Licensor with a fully signed Manufacturer's Agreement for any third party manufacturers of all or any portion of the Licensed Articles.

(i) Breach of Other Obligations: Licensee violates any of its other obligations or breaches any of its covenants, agreements, representations or warranties hereunder.

14. TERMINATION; EXPIRATION: On expiration or termination of this Agreement, all Royalties (including any unpaid portions of the Guarantee, if any) shall be immediately due and payable without set-off of any kind and no Advance or Guarantee paid to Licensor shall be refunded to Licensee. Termination of this Agreement, or any portions thereof, by Licensor pursuant to an Event of Default shall in no way reduce, proportionally or otherwise, the Guarantee required to be paid to Licensor hereunder. Upon expiration of the Term, and in the event of its earlier termination, ten (10) business days after receipt of notice of termination, Licensee shall furnish a statement, showing the number and description of Licensed Articles on hand or in process, to Licensor. Licensor shall have the right to take a physical inventory to ascertain or verify such inventory or statement. Refusal by Licensee to submit to such physical inventory by Licensor and/or failure by Licensee to render the final statement as and when

required by this provision, shall result in a forfeiture by Licensee of Licensee's right to dispose of its inventory by sell-off or otherwise, and Licensor shall retain all other legal and equitable rights it may have in the circumstances.

On expiration of the Agreement only (as opposed to early termination), Licensee shall have a period of sixty (60) days commencing on the expiration date, in which to sell-off (on a non-exclusive basis) Licensed Articles which are on hand or in process as of the Term expiration date; provided, however: (i) Licensee is in full compliance with all the terms and conditions of this Agreement, including, but not limited to, Licensee's obligation to pay Royalties on and to account to Licensor for such sales (such accounting to be provided to Licensor within fifteen (15) days after the expiration of the sell-off period; (ii) Licensee has not manufactured Licensed Articles solely or principally for sale during the sell-off period; and (iii) Licensee has given Licensor the opportunity to purchase such Licensed Articles at Licensee's cost of manufacture thereof, which purchase may be of some or all such units, in Licensor's sole discretion. Royalties earned during the sell-off period may not be applied to any Guarantee shortfall. Licensee shall not be authorized to dispose of the excess inventory in the sell-off period to the extent that it exceeds ten percent (10%) of the total number of Licensed Articles sold during the Term, without Licensor's prior written consent. During the sell-off period, Licensor may use or license the use of the Proprietary Subject Matter in any manner, at any time, anywhere in the world.

On expiration or termination of this Agreement, except as noted above, Licensee shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this Agreement and such rights shall forthwith revert to Licensor. All Artwork and other materials supplied to Licensee by Licensor hereunder shall be immediately returned to Licensor at Licensee's expense. All remaining Collateral Materials and Licensed Articles and component parts thereof shall be destroyed within five (5) business days. Licensee shall within five (5) business days after such destruction deliver to Licensor a certificate of destruction evidencing same. Licensee agrees that: (i) its failure to cease the manufacture, sale and/or distribution of Licensed Articles upon the expiration or termination of this Agreement will result in irreparable damage to Licensor; (ii) there is no adequate remedy at law for such failure; and (iii) in the event of such failure, Licensor shall be entitled to injunctive relief.

Upon expiration or termination of this Agreement, (i) if the Schedule specifies that the license granted hereunder is an exclusive license, Licensor shall be free to license others to use the Proprietary Subject Matter in connection with the manufacture, sale, distribution and promotion of the Licensed Articles in the Licensed Territory (it being acknowledged that Licensor has the full and complete right so to do during the Term if the license granted is a non-exclusive license); and (ii) Licensee shall refrain from further use of the Proprietary Subject Matter or any further reference, direct or indirect, thereto or to anything deemed by Licensor to be similar to the Proprietary Subject Matter, in connection with the manufacture, sale, distribution or promotion of Licensee's products (except as permitted during the sell-off period). It shall not be a violation of any right of Licensee if Licensor should at any time during the Term enter into negotiations with another to license use of the Proprietary Subject Matter in respect to the Licensed Articles within the Licensed Territory provided that, in the event that the license granted to Licensee hereunder is an exclusive license, it is contemplated that such prospective license shall commence after termination of the Agreement.

15. NOTICES: All notices, demands, contracts or waivers hereunder shall be given in writing by first class mail, messenger, air courier or telefax addressed as indicated in the Schedule or as otherwise indicated in writing by a party hereto. The date of messengering or telefaxing shall be deemed to be the date of service. Three (3) business days from the date of service for mailed notices shall be deemed to be the date of service for mailed notices. One (1) business day from the date of overnight air courier handling shall be deemed to be the date of service for courier handled notices.

16. NO WAIVER OR MODIFICATION: The terms of this Agreement shall not be modified except by an agreement in writing signed by both parties hereto. No waiver by either party of a prior breach or default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature.

17. NO ASSIGNMENT: The rights and obligations of Licensee under this Agreement are personal to Licensee and may not be assigned, mortgaged, sublicensed or otherwise transferred or encumbered by Licensee or by operation of law, unless otherwise previously agreed to in writing by Licensor. Approval of an assignment of this Agreement by Licensee shall be in Licensor's sole discretion. Any purported assignment or other transfer by Licensee of any rights granted to Licensee under this Agreement (including any assignment for security purposes), without Licensor's prior written approval, shall be void and of no effect. Licensor reserves the right to assign this Agreement to any third party and to hypothecate or pledge this Agreement as collateral for any purpose. In the event of any such assignment, Licensee shall pay the Royalties and the Guarantee due hereunder as directed by Licensor. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of Licensor.

18. CONFIDENTIALITY: Other than as may be required by any applicable law, government order or regulation, or by order or decree of any court of competent jurisdiction, Licensee shall not divulge or announce, or in any manner disclose to any third party, any information or matters revealed to Licensee pursuant hereto, or any of the specific terms and conditions (including but not limited to Royalty Rates, Advances, Guarantees and Net Sales of Licensed Articles) of this Agreement.

19. RELATIONSHIP OF PARTIES: This Agreement does not appoint either party as the agent of the other party, or create a partnership or joint venture between the parties.

20. FORCE MAJEURE: The parties shall be released from their respective obligations hereunder if government regulations or other causes arising out of a state of war or other national emergency, or other causes beyond the reasonable control of the parties, render performance of such obligations reasonably impracticable. If such event continues for a period of sixty (60) days, either party may terminate this Agreement by giving written notice. Upon such termination, all royalties due on sales theretofore made shall become then immediately due and payable, and no Advance, Royalties or Guarantee theretofore paid shall be repayable. If neither party elects to terminate this Agreement as immediately hereinabove provided, the Term of this Agreement shall be extended automatically for a period of time equal to the period of such "force majeure" event but not to exceed six months from the date of first occurrence.

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21. GOVERNING LAW: This Agreement shall be construed and interpreted pursuant to the laws of the State of California applicable to agreements executed and to be wholly performed therein. The parties hereby agree that any suit, action or proceeding arising out of or relating to this Agreement shall be instituted by Licensee, and may be instituted by Licensor, in the United States District Court for the Central District of California or in any court of competent jurisdiction of the State of California, Los Angeles County, and Licensor may institute such action or proceeding in any appropriate legal forum where Licensee has its principal place of business or within the Licensed Territory. The parties hereto irrevocably submit to the jurisdiction of said courts and waive any rights to object to or challenge the appropriateness of said forums. Service of process shall be in accordance with the laws of the State of California.

22. LIMITATION OF ACTIONS: No legal action shall be brought by Licensee under this Agreement unless commenced within twelve (12) months from the date the cause of action arose.

23. SEVERABILITY: Should any paragraph, clause or provision of this Agreement be found invalid or unenforceable by any court having jurisdiction over this Agreement, the subject matter hereof, or the parties hereto, such decision shall affect only the paragraph, clause or provision so construed or interpreted and all remaining paragraphs, clauses or provisions shall remain valid and enforceable.

24. HEADINGS AND CAPTIONS: Headings and captions of paragraphs and quotation marks appearing herein are inserted for reference and convenience only and not to define or limit the scope or intent of any provision hereof.

25. ENTIRE AGREEMENT: This Agreement, and any confidentiality agreement Licensee may have signed pertaining to the Property or Proprietary Subject Matter, shall constitute the entire understanding of the parties with respect to the subject matter of this Agreement, superseding all prior and contemporaneous promises, agreements and understandings, whether written or oral pertaining thereto.

END OF STANDARD TERMS AND CONDITIONS

EXHIBIT 1

APPROVAL OF MANUFACTURER

This AGREEMENT, dated as of ________________ is made by and between MGA Entertainment, Inc. ("MGA") 16300 Roscoe Blvd., Van Nuys, CA 91406 and *[insert Manufacturer name and address]* (hereinafter "Company").

1. <u>APPROVAL GRANTED</u>: Reference is made to that certain Merchandising License Agreement ("Agreement") dated as of *[insert date of Merchandising License Agreement]* between MGA, as Licensor, and *[insert name of Licensee]* ("Licensee") granting Licensee the right to manufacture: *[insert description of Licensed Articles]* hereinafter referred to as the "Licensed Articles". Licensee has advised MGA Entertainment, Inc. that Licensee desires to use the services of Company to manufacture the Licensed Articles. Subject to the terms and conditions hereof, MGA hereby grants its approval of Company to act for Licensee as the manufacturer of the Licensed Articles.

2. <u>REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF COMPANY</u>: Company hereby represents, warrants and agrees that:

a. Company shall only manufacture the Licensed Articles as and when directed by Licensee. Any act of manufacturing of the Licensed Articles by Company without the direction of the Licensee or of other articles or products bearing the artistic work, design, trade mark, trade name, logo or packaging of the Licensed Articles shall constitute infringement of the intellectual property rights of MGA Entertainment, Inc. in which event Company shall be liable to MGA Entertainment, Inc. for all losses and damages suffered by MGA Entertainment, Inc. and MGA Entertainment, Inc. shall have the right to dispose of such unauthorized or infringing articles or products at its absolute discretion without payment or compensation to Company;

b. Company shall manufacture the Licensed Articles in accordance with all requirements imposed by Licensee, including without limitation any requirements regarding (i) compliance with all laws, regulations and governmental rules applicable to the Licensed Articles and/or their manufacture, and (ii) affixing notices such as copyright, trademark, patent or other proprietary notices to the Licensed Articles as may be designated by MGA;

c. Company shall not supply the Licensed Articles to any person, firm, corporation or business entity other than Licensee;

d. Company shall not sell or distribute any Licensed Articles (including, but not limited to, first quality, second quality, damaged or production overruns) to any person or business entity other than Licensee; and Licensee and Company agree that they shall be jointly and severally liable to MGA in monetary damages for any unauthorized sale or distribution of such Licensed Articles by Company. (Such monetary damages shall be not less than the total number of Licensed Articles sold and/or distributed by Company divided by the total number of Licensed Articles sold and/or shipped by Licensee, multiplied by the Guarantee as stated in the Agreement.)

e. Company shall look solely to Licensee for any sums due Company, including sums due for the manufacture of Licensed Articles;

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f. Company shall acquire no proprietary rights of any kind or nature, including without limitation copyright, patent, trademark or other intellectual property rights, in the Licensed Articles, and Company acknowledges and agrees that all such rights shall vest solely and exclusively with MGA;

g. Company shall allow MGA's employees, representatives or agents to enter the Company's factory or other premises to inspect the factory lines, products and documents in relation to the Licensed Articles with a 24-hour prior notice (except in emergency cases no such notice is required) and to make records, take photos, take away samples of products, documents or materials and/or obtain from Company such information or documents relating to the Licensed Articles as MGA may request;

h. The approval granted under this Agreement shall be on a non-exclusive basis and be valid only during the subsistence of the License Agreement. This Agreement and the approval granted hereunder shall be terminated (i) forthwith at any time by MGA giving notice of termination in writing to Company, (ii) automatically without notice upon the expiration or sooner termination of the License Agreement or (iii) upon breach of any terms of this Agreement by Company. Termination of this Agreement shall not affect or prejudice the rights of MGA accrued on or before termination;

i. Company shall not delegate the subject matter of this Agreement, nor assign in whole or in part the rights and obligations of this Agreement, to any third party;

j. Company shall not do anything in breach or attempted breach of the terms of the License Agreement whether by itself, under the direction of or in association with the Licensee or otherwise;

k. Company acknowledges and agrees that MGA prohibits the use of child labor. Company shall not allow anyone under the local legal age limit to work in a facility that manufactures Licensed Articles;

l. Company shall not use forced or prison labor of any kind and shall not use corporal punishment or any form of physical or mental coercion;

m. Company shall provide a safe and healthy working environment for its employees. If Company provides housing to their employees, such housing must be clean and safe;

n. Company must set working hours, wages and overtime pay that are in compliance with all applicable laws. Workers must be paid at least the minimum legal wage applicable in their respective countries. While overtime is often necessary in consumer product production, Company must operate in a manner that limits overtime to a level that ensures humane, safe and productive working conditions. Overtime, if necessary, must be paid in accordance with local laws;

o. Company must comply with all applicable laws and regulations relating to the environment;

p. Company must adhere to all United States and foreign customs laws, including all import and export regulations. Company is prohibited from participating, in any manner, in

JML

the "transshipment" of merchandise from one country to another country in order to evade a country's customs laws; and

q. Company shall not engage in bribery for the purpose of influencing any official act or failure to act or inducing an official to use his or her influence on behalf of or for MGA or Licensee. Company shall not engage in bribery for the purpose of influencing any act or failure to act by an employee or representative of MGA or Licensee. Company shall not accept improper payments from any person seeking to influence any act or failure to act relating to MGA or Licensee.

r. This Agreement will be governed by and construed in accordance with federal laws of the United States and the laws of the State of California applicable to agreements entered into, and to be performed entirely, within California without regard to choice of law provisions and regardless of the place or places of its actual execution or performance. Any suit, action or proceeding between or among any of the parties hereto arising out of or related to this Agreement shall be brought solely in the United States District Court, Central District of California, or the Courts of the State of California in Los Angeles County, and Company hereby submits to the personal jurisdiction thereof and agrees to such court as the appropriate venue. Notwithstanding the foregoing, Company agrees that for any breach by Company of the foregoing provisions, MGA may commence suit in any state or country where Company maintains its principal place of business or its manufacturing facilities. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or if a dispute arises under this Agreement, the successful or prevailing party shall be entitled to recover actual attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. Any party in whose favor a judgment has been entered shall also be entitled to the recovery of its attorneys' fees and costs in enforcing such judgment. This paragraph shall survive any judgment and shall not be merged into such judgment.

By signing in the space provided below, the parties hereto have accepted and agreed to all the terms and conditions above.

MGA Entertainment, Inc. ("MGA")

By: ______________________________
Its: ______________________________
Date: ____________________________

ACCEPTED AND AGREED:

For and on behalf of:
[Insert complete name of Manufacturer] ("Company")

By: ________________________
Title: ______________________
Telephone Number: ________________
Fax Number: ____________________
E-mail address: __________________
Contact name: ___________________
Date: ______________________

BM

By signing in the space provided below, Licensee represents and warrants that it has fully informed Company with respect to all provisions of the Agreement, including the Standard Terms and Conditions, which apply to Company. In addition, Licensee acknowledges and agrees that the approval by MGA Entertainment, Inc. of Company as a manufacturer in no way relieves Licensee from any of its obligations under the Agreement. Licensee affirms all representations made herein above by Company.

ACCEPTED AND AGREED:

For and on behalf of:
[Insert complete name of Licensee] ("Licensee")

By: ____________________
Its: ____________________
Date: __________________

SMC